Nasdaq SmallCap - VCIC        For additional information contact:
                              G.S. Donovan (708) 496-4788
                              S.M. Schuster (630) 575-2342


               VISKASE CORPORATION AWARDED
          $164.9 MILLION IN PATENT LITIGATION


CHICAGO, ILLINOIS, July 6, 1999 - Viskase Companies, Inc. (Nasdaq
SmallCap: VCIC) today announced that the U.S. District Court for the Northern District of Illinois, Eastern Division, has entered a final judgment in favor of Viskase Corporation ("Viskase") in the amount of $164.9 million for compensatory and enhanced damages and prejudgment interest in the case of Viskase Corporation vs. American National Can Company ("ANC").

In November 1996, a jury found that ANC had willfully infringed Viskase's patents relating to heat shrinkable films for fresh meat, processed meat and poultry applications and awarded Viskase $102.4 million in compensatory damages. During the past two and one-half years following the jury verdict, the Court considered and ruled upon a number of ANC's post-trial motions challenging the 1996 jury award. On May 10, 1999, the Court reinstated the $102.4 million compensatory damage award and on July 1, 1999, increased the award by $62.5 million for supplemental and enhanced damages, prejudgment interest and court costs. This $164.9 million final judgment concludes the trial court proceedings related to ANC's willful infringement of Viskase's patents.

In a related lawsuit filed by ANC on May 3, 1999 seeking a declaratory judgment that one of Viskase's five patents was invalid, the Court granted ANC's motion to consolidate the new action with the 1996 action and simultaneously dismissed the new action with prejudice.

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